SUPPLEMENTAL EMPLOYMENT AGREEMENT

THIS SUPPLEMENTAL EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 12, 2007, is among FOSTER WHEELER CONTINENTAL EUROPE S.r.L., an Italian company (the “Company”), FOSTER WHEELER LTD., a Bermuda company (the “Parent”), and FRANCO BASEOTTO (the “Executive”).

WHEREAS, the Executive is currently employed by the Company, and the Executive and the Company wish to continue their employment relationship;

WHEREAS, Executive’s employment relationship with the Company is governed by Italian law, the Contratto Collettivo Nazionale Dirigenti Aziende Industriali which is set to expire on December 31, 2008, and any extension thereto or successor contract (the “National Contract”), the pre-existing individual employment contract, dated May 25, 1998, and the applicable Company policies and procedures (the “Employment Contract”);

WHEREAS, Executive, in addition to the duties and responsibilities currently carried out on behalf of the Company, has been elected as Executive Vie President and Chief Financial Officer of Parent pursuant to a Board of Directors Resolution of Parent (the “Corporate Position”);

WHEREAS, the Company wishes to continue Executive’s employment with Company (subject to the provisions of the employment relationship as defined under the second Whereas clause above), and to further expand Executive’s duties to include those duties arising from the Corporate Position; and

WHEREAS, the Company, as Executive’s employer, and Parent wish to equalize Executive’s compensation and benefits under the Employment Contract by providing a comparable employment arrangement to Executive as is generally provided to the other “Executive Officers” of the Parent, with the intent being to ultimately provide Executive with the benefits offered to other executive officers of the Parent where any such benefit is greater than the benefit to which the Executive is entitled under the Employment Contract and thereby supplement the benefits under the Employment Contract with respect to the Corporate Position.

NOW THEREFORE, BE IT RESOLVED, accordingly, the Company, Parent and the Executive by executing this Agreement hereby agree as follows:

1. Term of This Agreement. The term of this Agreement (the “Term”) shall commence on November 12, 2007 (the “Effective Date”), and shall end on the date on which the employment relationship between the Executive and the Company is terminated for any reason.

2. Additions to Compensation/Benefits. In addition to the compensation and benefits provided to the Executive under the Employment Contract, the Executive shall also be entitled to the following during the Term of this Agreement:

2.1 Perquisites. During the Term, the Executive shall be provided by the Company with the following perquisites:

2.1.1 home office equipment and associated services for business use in Executive’s homes not to exceed US$5,000 per year (which amount includes any applicable gross-up for any taxes and social security contributions to be paid by the Executive due for such payment);

2.1.2 annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation not to exceed US$5,000 per year (which amount includes any applicable gross-up for any taxes and social security contributions to be paid by the Executive due for such payment); and

2.1.3 reimbursement for a one-time cost of estate planning services, at a time selected by the Executive during the Term, not to exceed US$10,000 in the aggregate (which amount includes any applicable gross-up for any taxes and social security contributions to be paid by the Executive due for such payment).

Notwithstanding anything in this Agreement to the contrary, any dollar limitation specified on any perquisite under this Section 2.1 shall be automatically adjusted upward each year for a 5% cost of living adjustment (which amount includes any applicable gross-up for any taxes and social security contributions to be paid by the Executive due for such adjustment).

2.2 Change of Control. The Executive shall be covered under the Change in Control Agreement hereto attached to this Agreement. Any amounts and/or benefits payable, paid or provided to the Executive under such Change in Control Agreement shall be in lieu of and not in addition to amounts and/or benefits payable or provided under this Agreement. This Agreement is not intended to preclude benefits payable under the Change in Control Agreement should the events described therein occur.

2.3 Social Security Contributions. For the avoidance of doubt, it is understood that, with respect to any payments/benefits under Section 2.1, the Company shall be responsible for and pay any social security contributions (whether the responsibility of the employer or the Executive under the applicable law) but, with respect to the Executive’s portion of any social security contributions, such amount shall only be covered up to the relevant dollar limitation imposed under each of paragraphs 2.1.1, 2.1.2 and 2.1.3 above.

3.Termination.

3.1 General Rule. Termination of the Executive’s employment shall be governed by Italian law and the National Contract, pursuant to the definitions set forth under Subsection 3.1.1 below and the specific provisions under the subsequent Subsection 3.1.2.

3.1.1 Definitions. Below are the definitions used within this Agreement and which are used within the English version of this Agreement pursuant to Section 8.1 below.

(i) Licenziamento Per Giusta Causa as such term is defined under Italian law and the National Contract; in order to facilitate the understanding of non Italian readers, Licenziamento Per Giusta Causa is roughly equivalent to termination by the Company “For Cause”;

(ii) Licenziamento Senza Giusta Causa as such term is defined under Italian law and the National Contract; in order to facilitate the understanding of non Italian readers, Licenziamento Senza Giusta Causa is roughly equivalent to termination by the Company “Without Cause”;

(iii) Licenziamento Ingiustificato as such term is defined under Italian law and the National Contract; in order to facilitate the understanding of non Italian readers, Licenziamento Ingiustificato is roughly and mainly equivalent to termination by the Company which is not supported by an organizational/business reason, without prejudice to any additional meaning established by Italian law;

(iv) Licenziamento Giustificato as such term is defined under Italian law and the National Contract; in order to facilitate the understanding of non Italian readers, Licenziamento Giustificato is roughly and mainly equivalent to termination by the Company which is supported by an organizational/business reason, without prejudice to any additional meaning established by Italian law;

(v) Dimissioni Per Giusta Causa as such term is defined under Italian law and the National Contract and supplemented by the following Section 3.1.2; in order to facilitate the understanding of non Italian readers, Dimissioni Per Giusta Causa is roughly equivalent to Resignation by the Executive from the Company “For Good Reason”;

(vi) Dimissioni Senza Giusta Causa as such term is defined under Italian law and the National Contract; in order to facilitate the understanding of non Italian readers, Dimissioni Senza Giusta Causa is roughly equivalent to Resignation by the Executive from the Company “Without Good Reason”; and

(vii) Retribuzione Annua Lorda, for purposes of this Agreement and for the avoidance of doubt, is intended to mean roughly the same thing as base salary in the United States and more specifically means exclusively the fixed annual compensation of the Executive for services rendered as approved by the Parent’s Board of Directors, specifically excluding any bonus/payment/entitlement due under any Foster Wheeler short-term incentive plan as in place from time to time, any Foster Wheeler long-term incentive plan as in place from time to time, and any other plan of the Company, Parent or Foster Wheeler controlled group. By way of example, Executive’s Retribuzione Annua Lorda is €236,600 as of August 1, 2007.

3.1.2 Dimissioni Per Giusta Causa. For the sole purpose of this Agreement, “Dimissioni Per Giusta Causa” shall have the meaning established by Italian law and the National Contract and, additionally, shall include the following, if they occur without the Executive’s consent:

(i) material diminution in title and/or duties and/or responsibilities and/or authority within the Company or Parent with respect to the positions held by the Executive;

(ii) reduction of Retribuzione Annua Lorda and benefits, except for across-the-board changes affecting all the “Executive Officers” of the Company and/or Parent at the Executive’s level;

(iii) exclusion from executive benefit/compensation plans (e.g., bonuses, long-term incentives);

(iv) change of the Executive’s principal business location by the Company of greater than fifty (50) miles;

(v) material breach of the Agreement by the Company and/or Parent that is not cured within thirty (30) days after the Executive has provided the Company and/or Parent notice of the material breach, which notice shall be given within sixty (60) days of the Executive’s knowledge of the occurrence of the material breach; or

(vi) resignation in compliance with securities/corporate governance applicable law (such as the US Sarbanes-Oxley Act) or rules of professional conduct specifically applicable to such Executive.

3.1.3 Definition of Termination Date. The date upon which the Executive’s employment relationship with the Company is terminated for any reason shall be the Executive’s “Termination Date” for all purposes of this Agreement.

3.2 Payments Upon Termination with Company. Without prejudice to Section 4 of this Agreement, in case of termination of the employment relationship between the Company and the Executive, the Executive shall be entitled to the following payments:

3.2.1 Entitlements Upon Termination by the Company Falling Under the Definition of Licenziamento Per Giusta Causa or Dimissioni Senza Giusta Causa. Following termination of the Executive’s employment by the Company falling under the definition of Licenziamento Per Giusta Causa (as defined under Section 3.1.1(i) above), or resignation from the employment by the Executive falling under the definition of Dimissioni Senza Giusta Causa (as defined under Section 3.1.1(vi) above), the Company shall pay or provide to the Executive the Trattamento di Fine Rapporto (Severance Indemnity) and any other payments or benefits required and due pursuant to the Employment Contract.

3.2.2 Entitlements Upon Termination Falling Under the Definition of Licenziamento Senza Giusta Causa, Licenziamento Ingiustificato or Licenziamento Giustificato, or Upon Dimissioni Per Giusta Causa. Following termination of the Executive’s employment by the Company, falling under the definition of Licenziamento Senza Giusta Causa (as defined under Section 3.1.1(ii) above), Licenziamento Ingiustificato (as defined under Section 3.1.1(iii) above), Licenziamento Giustificato (as defined under Section 3.1.1(iv) above), or resignation from the employment by the Executive falling under the definition of Dimissioni Per Giusta Causa (as defined under Section 3.1.1(v) above), the Executive shall be entitled to:

(i) Trattamento di Fine Rapporto (Severance Indemnity) and any final payments due by law (such as the indemnity in lieu of the accrued paid-leave, quota of 13 monthly compensation) AND

(ii) One of the following, at the Executive’s exclusive choice:

(A) any other payments or benefits required and due under the Employment Contract; OR

(B) the following benefits:

(I) the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved by the Compensation Committee of the Parent’s Board of Directors) but as yet unpaid, bonus and/or other incentive awards, in cash or in kind, for any calendar year prior to the calendar year during which the Executive’s Termination Date occurs;

(II) benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans and, in particular, Fasi coverage for two years, Cassa Tutela, one Medical Check-Up and life and accident insurance coverage for two years similar to the insurance coverage in force pursuant to the Employment Contract;

(III) monthly payments, for twenty-four months after the Termination Date, of an amount equal to 1/12 of the sum of Retribuzione Annua Lorda plus the relevant Trattamento di Fine Rapporto (Severance Indemnity) accrual;

(IV) payment of the following amounts:

(1) for the calendar year that includes the Executive’s Termination Date, an amount equal to the Executive’s Bonus Opportunity (defined as the short-term incentive target percentage opportunity) for such calendar year, multiplied by the Executive’s Retribuzione Annua Lorda in effect on his Termination Date multiplied by the multiplier for Parent’s Corporate Center approved by the Parent’s Compensation Committee for such calendar year plus an additional amount equal to the relevant Trattamento di Fine Rapporto (Severance Indemnity) accrual that would have been made if such Executive’s employment had not been terminated; and

(2) for the calendar year immediately following the calendar year that includes the Executive’s Termination Date, an amount equal to the Executive’s Bonus Opportunity for the calendar year that included the Executive’s Termination Date multiplied by the Executive’s Retribuzione Annua Lorda in effect on his Termination Date plus an additional amount equal to the relevant Trattamento di Fine Rapporto (Severance Indemnity) accrual that would have been made if such Executive’s employment had not been terminated.

For the purpose of calculating the amounts under clauses (1) and (2) immediately above, it is understood that the Executive’s Bonus Opportunity has, prior to the execution of this Agreement, been agreed to be 60% as of August 1, 2007 and increased to 75% as of July 1, 2008. With respect to both relevant calendar years for purposes of clauses (1) and (2) immediately above, such annual cash incentive payments shall be payable at the time that the Company pays annual cash incentive payments to other recipients of such payments;

(3) the amount corresponding to two years of INPS and PREVINDAI social security contributions to be calculated on the basis of the Retribuzione Annua Lorda in effect on his Termination Date;

(V) except as prohibited by law, removal of transfer and any other restrictions related to the full availability of all shares of capital stock of the Parent registered in the Executive’s name and /or granted to the Executive but not yet vested;

(VI) full vesting of all vested and unvested stock options to purchase shares of capital stock of the Parent;

(VII) executive level career transition assistance services by a firm selected by the Executive and approved by the Company in an amount not to exceed US$8,000 in the aggregate (which amount includes any applicable gross-up for any income taxes due for such payment); notwithstanding anything in this Agreement to the contrary, any dollar limitation specified under this subclause (VII) shall be automatically adjusted upward each year for a 5% cost of living adjustment (which adjustment equally includes any applicable gross-up for any income taxes due for such adjustment);

For the avoidance of doubt, it is understood that, with respect to any payments/benefits under Clauses (I) through (VII) immediately above, the Executive shall pay any social security contributions that are typically the responsibility of the employee under the applicable law, while the Company shall exclusively be responsible for and pay the social security contributions that are typically the responsibility of the employer under the applicable law.

3.2.3  Executive Acknowledgements Regarding Entitlements Under Subsection 3.2.2(ii)(B). Should the Executive choose the package under Section 3.2.2(ii)(B) above, the Executive fully acknowledges and agrees that:

(i) the entitlements under Subsection 3.2.2(ii)(B) above include the amount the Executive would have been entitled to as Indennità Sostitutiva del Preavviso (Indemnity in Lieu of Notice) due under Italian law and the National Contract (including any social security contributions to be borne by the Company with respect to such amount);

(ii) the entitlements under Subsection 3.2.2(ii)(B) above shall be in full satisfaction of any possible claim of the Executive related to the termination of the employment relationship, save for Trattamento di Fine Rapporto and the final payments due by law (such as the indemnity in lieu of accrued paid-leave, quota of 13 monthly compensation); therefore, by accepting such entitlements and fulfilling the requirements of paragraph (iii) immediately below, the Executive shall waive any claims or actions he may bring in relation to the termination of the employment relationship and, in particular and by way of example, the Executive shall waive any claim for payment of the Indennità Supplementare and for payment of any further compensation for damages, if any;

(iii) payment of the entitlements under Subsection 3.2.2(ii)(B) above shall be carried out only upon formalization of a settlement agreement which both the Executive and the Company agree in good faith to execute within a short period of time before the appropriate authorities in order to make such settlement agreement final and unchallengeable under Italian law; in this respect, the Executive, by executing this Agreement, expressly gives his consent to such formalization and to appear before the appropriate authorities upon the Company’s request. In such situation, the Company shall provide a form of settlement agreement that the Executive shall execute before the Italian authorities (including Direzione Provinciale del Lavoro or Executive’s Union Associations, at the Company’s choice). It is intended by the parties to mutually agree upon the terms of the settlement agreement when and if it is ever necessary to enter into such settlement agreement and to enter into it in good faith and within a short period of time to accomplish the objective of this paragraph (iii); and

(iv) for the avoidance of doubt, the intent of this Section 3.2.3 is to make it clear that the Executive:

(A) upon termination of the employment relationship with the Company, is always entitled to Trattamento di Fine Rapporto (Severance Indemnity) and the final payments due by law; but

(B) has an exclusive choice of receiving either the benefits under Section 3.2.2(ii)(A) or the benefits under Section 3.2.2(ii)(B), but not both.

4. Protection of Confidential Information; Non-Competition and Non-Solicitation.

4.1 Confidential Information. The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Parent and Company-subsidized relationships with key customers, suppliers, and service providers as well as with key employees of Parent and Company and that the Executive’s work for Parent and the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for Parent and/or the Company to effectively protect and preserve in the absence of this Section 4 and the disclosure or misappropriation of which could materially adversely affect Parent and the Company. Accordingly, the Executive agrees:

4.1.1 except for the purpose of performing the Executive’s duties or in case of information which is or will become known to the public, not at any time, whether before, during or after the Executive’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning Parent’s, the Company’s or its and their subsidiaries’ or affiliates’ financial affairs or business processes or methods or its and their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 4.1.1 under any court order then, except as prohibited by law, the Executive will promptly notify Parent and the Company, take all reasonable steps, except as prohibited by law, requested by Parent and the Company to defend against the compulsory disclosure and permit Parent and/or the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to Parent, the Company and its and their subsidiaries and affiliates;

4.1.2 to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that Parent or the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, software, electronic/digital media records, blueprints and other documents (and all copies thereof) relating to Parent’s and the Company’s (and its and their subsidiaries’ and affiliates’) business and all property associated therewith, which the Executive may then possess or have under the Executive’s control.

4.2 Company Protections. In consideration of the Parent’s and Company’s entering into this Agreement, the Executive agrees that at all times during the Term and thereafter for the time period described hereinbelow, the Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

4.2.1 Non-Competition: until the first anniversary of the Termination Date, given the Company’s and Parent’s global operations and Executive’s position with respect thereto, engage in any activity for or on behalf of a Competitor, as director, employee, shareholder (excluding any such share holding by the Executive of no more than five percent (5%) of the shares of common stock of a publicly traded company), consultant or otherwise, which is the same as or similar to activity in which Executive engaged at any time during the last two (2) years of employment by the Company; notwithstanding the foregoing, although the intent of the parties is to have a global, worldwide noncompete, solely in the event a court holds that the foregoing global noncompete is unenforceable due to its scope, the Executive voluntarily agrees to be subject to a revised noncompete which instead covers any activity which is the same as or similar to activity in which Executive engaged at any time during the last two (2) years of employment by the Company within the territory of the European Union, Saudi Arabia and Singapore;

4.2.2 Non-Solicitation: until the second anniversary of the Termination Date:

(i) Of Employees: call upon any Person who is, at such Termination Date, engaged in activity on behalf of Parent, the Company or any subsidiary or affiliate of Parent or the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of Parent, the Company or such subsidiary or affiliate; or

(ii) Of Customers: solicit, induce, or attempt to induce any customer of Parent or the Company to cease doing business in whole or in part with or through Parent, the Company or a subsidiary or affiliate, or to do business with any Competitor.

For purposes of this Agreement, “Competitor” means a person or entity who or which is engaged in a material line of business conducted by Parent or the Company. For purposes of this Agreement, “a material line of business conducted by Parent or the Company” means an activity of Parent or the Company generating gross revenues to Parent or the Company of more than twenty-five million dollars (US$25,000,000) in the immediately preceding fiscal year of Parent or the Company.

4.2.3 Consideration for Entering into the Non-Compete and Non-Solicitation. As consideration for agreeing to the restrictive covenants set forth in Sections 4.2.1 and 4.2.2 above (the “Consideration”), the Company agrees to pay the Executive, the following:

(i) a payment equal to 30% of Executive’s Retribuzione Annua Lorda in effect as of Executive’s Termination Date, to be made on the first day of the month immediately following the month which includes Executive’s Termination Date (or within ten (10) days thereof); and

(ii) another payment equal to 10% of Executive’s Retribuzione Annua Lorda in effect as of Executive’s Termination Date to be paid on the one-year anniversary of the payment date under paragraph (i) immediately above.

It is understood that the payments under this Section 4.2.3 are in addition to, and not in lieu of, any other payments due to the Executive under this Agreement. Notwithstanding the foregoing, the Company shall not be required to make any payments hereunder if the Executive commits a breach or threatens to breach any of the provisions of Section 4.2.1 or 4.2.2 hereof.

4.3 Remedies.

4.3.1 Injunctive Relief. If the Executive commits a breach of or threatens to breach any of the provisions of Section 4.2.1 or 4.2.2 hereof, Parent and the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Parent and/or the Company in addition to money damage and that money damages alone will not provide a complete or adequate remedy to Parent and the Company. It being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Parent and the Company under law or in equity.

4.3.2 Monetary Penalty. The Executive acknowledges and agrees that, if he commits a breach of or threatens to breach any of the provisions of Subsection 4.2.1 or 4.2.2 above, Parent and/or the Company shall be entitled to obtain the immediate restitution of the Consideration already paid, if any, as well as payment, by way of penalty, of an amount of four (4) times the Consideration set forth under Subsection 4.2.3 for each and every breach, without prejudice to claim additional damages, if any.

4.4 Severability. If any of the covenants contained in Sections 4.1, 4.2 or 4.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

4.5 Choice of Forum and Modification by Court. Notwithstanding the provisions of Section 8.3 only, with specific respect to any of the covenants contained in Article 4, or any part thereof, it is agreed that any court anywhere in the world has jurisdiction to hear those particular issues. If any of the covenants contained in Article 4 are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

4.6 Modification by One Court Not to Affect Covenants in Another Country. The parties hereto intend to and hereby confer jurisdiction only to enforce the specific covenants contained in Article 4 upon the courts of any country within the geographical scope of such covenants. In the event that the courts of any one or more of such countries hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties’ hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other countries within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each country being for this purpose severable into diverse and independent covenants.

5.Intellectual Property.

5.1 Company’s Rights. Notwithstanding and without limiting the provisions of Section 4, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

6. Indemnification.

6.1 Executive Indemnification. In addition to any rights to indemnification to which the Executive is entitled under the Parent’s charter and bye-laws, to the extent permitted by applicable law, the Parent will indemnify, from the assets of the Parent supplemented by insurance in an amount determined by the Parent, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Parent and/or Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Parent directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Parent or any subsidiary or affiliate of the Parent of the Executive as an officer, director or employee of the Parent or of any subsidiary or affiliate of the Parent. The Parent shall use its best efforts to maintain during the Term and thereafter insurance coverage sufficient in the determination of the Parent to satisfy any indemnification obligation of the Parent arising under this Section 6.

7. Notices.

7.1 To the Company and/or Parent. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be carried out by overnight courier or by first class, prepaid, registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company and/or Parent, to:

Foster Wheeler Continental Europe S.r.L.
c/o Foster Wheeler, Inc.
Perryville Corporate Park
Clinton, NJ 08809-4000
Attention: Executive Vice President and General Counsel

7.2 To the Executive. If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

8. General.

8.1 Language: This Agreement shall be interpreted in accordance with the Italian Language, provided however that Article 4 and 10.2 shall be interpreted in accordance with the typical meaning ascribed to those provisions under the English language in accordance with the English translation of this Agreement. In other words, if an issue of interpretation of the provisions in Article 4 and 10.2 shall ever arise between the parties, the English language and interpretation of those provisions shall be given preference over any contrary construction or interpretation under Italian language.

8.2 Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Italy.

8.3 Choice of Forum. Except as otherwise provided in Article 4, the Court of Milan shall have exclusive jurisdiction over any dispute arising from this Agreement.

8.4  Headings. The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.5 Assignability.

8.5.1 Nonassignability by Executive. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.

8.5.2 Assignability by Company. Subject to any mandatory provisions set forth by Italian law, the Company may assign its rights, together with its obligations,:

(i) to any affiliate; or

(ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted; provided, however, that no assignment pursuant to this paragraph shall relieve the Company and Parent from its obligations hereunder to the extent the same are not timely discharged by such assignee.

8.6 Survival. The respective rights and obligations of the parties hereunder, specifically and expressly with respect to Section 4 of this Agreement, shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.

8.7 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

8.9 Acknowledgement of Ability to Have Counsel Review. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though all parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

9. US Code Section 409A Legal Requirement.

9.1 Reason for Section 9. While the parties do not presently contemplate that this Section 9 will apply to Executive, in the event that it may ever apply in the future, this Section 9 is designed to protect Executive from negative U.S. income tax consequences.

9.2 Six Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if the Executive participates in any nonqualified deferred compensation arrangement which is subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and during such participation Executive constitutes a “specified employee” as defined and applied in Code Section 409A as of his Termination Date, any payments which are immediately due under this Agreement upon termination of employment which are required to be delayed under Code Section 409A and its regulatory guidance may not commence to Executive until the first day following the sixth month anniversary of Executive’s Termination Date; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate as soon as administratively practicable following the sixth month anniversary of the Executive’s Termination Date. Notwithstanding the foregoing, in the event that the Executive would challenge such payment delay in an Italian Court, Company agrees to abide by the original payment schedule but Executive shall be responsible for any taxes and penalties due as required under Code Section 409A.

10. Company and Parent Financial Responsibilities.

10.1 Company Financial Responsibilities. The Company, as Executive’s employer, is the sole obligor with respect to any payments made under this Agreement.

10.2 Parent Financial Responsibilities. Parent is the parent company of Company. In that capacity, Parent unconditionally guarantees the payment in full of all obligations of the Company under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOSTER WHEELER CONTINENTAL EUROPE S.r.L.

By:	/s/ Umberto della Sala
Name: Umberto della Sala
Title: Chairman and CEO

FOSTER WHEELER LTD.

By:	/s/ Raymond J. Milchovich
Name: Raymond J. Milchovich
Title: Chairman and CEO

/s/ Franco Baseotto
FRANCO BASEOTTO